Contact:	Michael Bermish
Investor Relations Officer
732-212-3321

FOR IMMEDIATE RELEASE

WELLMAN RECORDS CHARGE AND SETTLES CERTAIN CLAIMS
RELATING TO SALES OF POLYESTER STAPLE FIBER

June 15, 2005, Shrewsbury, NJ – Wellman, Inc. (NYSE:WLM) announced that it will record a pretax charge of $24 million in the second quarter of 2005 that is expected to cover the cost of a settlement with 33 purchasers of polyester staple fiber as well as expected future costs to defend or settle all other civil claims alleging that the Company engaged in price fixing and customer allocation for sales of polyester staple fiber. The after-tax effect of the charge will be $15.6 million.

The Company has entered into a settlement agreement with 33 purchasers of polyester staple fiber that represent more than half of the volume of polyester staple fiber sold in North America from April 1999 to July 2001. The settlement agreement states that the Company denies any wrongdoing and acknowledges that the Company has strong defenses to any claims; however, it is entering into the settlement agreement to minimize future expenses, risk and disruption of business that occurs with any litigation. The settlement results in the dismissal of previously filed civil claims relating to the purchases of polyester staple fiber and these purchasers have agreed to release any claims, whether individually or as part of a class, against Wellman and any of its employees. The Company has also agreed, under certain circumstances and for a limited period of time, to increase the settlement payment if it agrees to settle other similar claims for a greater amount.

Thomas M. Duff, Wellman’s Chief Executive Officer, stated, “Even though the Company did not engage in any illegal actions, this settlement is a prudent action to eliminate a substantial number of claims. We will continue to vigorously defend any other claims unless we can settle them in a cost effective manner.”

Wellman, Inc. manufactures and markets high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resin and Fortrel® brand polyester staple fibers. We believe we are one of the world’s largest PET plastic recyclers, utilizing a significant amount of recycled raw materials in its manufacturing operations.

Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; reduced sales volumes; increases in costs; the financial condition of our customers; polyester staple fiber and textile imports; availability and cost of raw materials; the impact of litigation arising out of alleged pricing practices in the polyester staple fiber industry; the actions of our competitors; the effective implementation of our cost reduction programs; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2004.